UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported)	February 26, 2019

TELEFLEX INCORPORATED
(Exact name of Registrant as Specified in Its Charter)

Delaware	1-5353	23-1147939
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

550 East Swedesford Road, Suite 400, Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code	(610) 225-6800

Not applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.     Other Events.
On February 26, 2019, Benson F. Smith, Chairman of the Board of Directors of Teleflex Incorporated (the “Company”), entered into a stock trading plan (the "Plan") in accordance with Rule 10b5‑1 under the Securities Exchange Act of 1934, as amended. Under Rule 10b5‑1, directors, officers and other employees who are not in possession of material nonpublic information may adopt prearranged plans or contracts for the sale of Company securities under specified conditions and at specified times. Mr. Smith has advised the Company that he entered into the Plan in connection with his retirement financial planning.

The Plan provides for the sale of up to a total of 110,481 shares of the Company's common stock, which will be acquired through the exercise of stock options currently held by Mr. Smith. The total number of shares that may be sold under the Plan represents approximately 19% of Mr. Smith total holdings of the Company’s common stock, which include, for purposes of this computation, direct shares and shares underlying (i) vested restricted stock units for which Mr. Smith has elected to defer delivery, (ii) unvested restricted stock units and (iii) vested and unvested options to purchase the Company’s common stock.

Sales under the Plan are scheduled to take place periodically beginning in March 2019 and ending in July 2019. Any shares that are sold under the Plan will be sold on the open market, subject to minimum price thresholds specified in the Plan.

The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any officers or directors in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELEFLEX INCORPORATED

By:	/s/ James J. Leyden
Name:	James J. Leyden
Title:	Vice President, General Counsel and Secretary

Dated: March 15, 2019